Exhibit 10.1(a)
DIRECTOR RESTRICTED STOCK AGREEMENT
RenaissanceRe Holdings Ltd. (the “Company”), pursuant to its First Amended and Restated 2026 Long-Term Incentive Plan (as amended from time to time, the “Plan”), hereby grants to the Participant the number of shares of Restricted Stock set forth below in the Notification of Grant Award delivered herewith, which is incorporated herein and forms a part hereof (collectively, this “Agreement”). The Restricted Stock is subject to all of the terms and conditions as set forth herein, as well as the terms and conditions of the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
Vesting Schedule:    Subject to the Participant’s continued membership on the Board, the Restricted Stock shall vest in accordance with the vesting schedule set forth in the Notification of Grant Award.
Acceleration of Vesting:    Notwithstanding the foregoing, the vesting of the Restricted Stock shall be accelerated upon (i) the Participant’s involuntary Termination as a result of a Change in Control in connection with which the Restricted Stock is assumed or substituted, as provided in Section 10(d) of the Plan, or (ii) the consummation of a Change in Control in connection with which the Restricted Stock is not assumed or substituted.
Termination:    Except as set forth in the following paragraph, in the event of the Participant’s Termination for any reason, including without limitation because of the Participant’s resignation pursuant to guidelines or policies of the Board with respect to retirement age, all shares of Restricted Stock which have not vested as of the date of such Termination shall become immediately vested.

In the event of the Participant’s (i) Termination for Cause, or (ii) Termination by the Participant unilaterally on the Participant’s own accord, all shares of Restricted Stock which have not vested as of the date of such Termination shall be immediately forfeited to the Company by the Participant for no consideration as of such date.

“Termination for Cause” means removal for cause pursuant to the Company’s Amended and Restated Bye-Laws, as amended from time to time.
Dividends and Voting Rights:    The Participant shall have the right to vote the Restricted Stock and receive all dividends and other distributions paid or made with respect thereto.

Exhibit 10.1(a)
Additional Terms:    The Restricted Stock granted hereunder shall be registered in the Participant’s name on the books of the Company, and subject to appropriate transfer restrictions while the Restricted Stock remains unvested, and for such additional time as the Committee determines appropriate.
This Agreement does not confer upon the Participant any right to continue as a member of the Board.
This Agreement shall be construed and interpreted in accordance with the laws of Bermuda, without regard to the principles of conflicts of law thereof.

THE PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS AGREEMENT AND THE PLAN AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT AND THE PLAN.

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